                                                                    Exhibit 3.1



                                    RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                            WINSLOEW FURNITURE, INC.

                                   ARTICLE I

         The name of the corporation is WINSLOEW FURNITURE, INC. (hereinafter called the "Corporation").

                                   ARTICLE II

         The address of the principal office and the mailing address of the Corporation is 160 Village Street, Birmingham, Alabama 35242.

                                  ARTICLE III

         The Corporation is authorized to issue an aggregate total of One Million (1,000,000) Shares, all of which shall be designated Common Stock, having a par value of $.01 per share.

                                   ARTICLE IV

         The Corporation shall hold a special meeting of shareholders only:

                  (1) On call of the board of directors or persons authorized to do so by the Corporation's bylaws; or

                  (2) If the holders of not less than fifty percent of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the Corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

                                   ARTICLE V

         The street address of the Corporation's registered office in the State of Florida is c/o Trivest, Inc., 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133, and the name of its registered agent at such office is Peter W. Klein, Esq.

                                   ARTICLE VI

         The Board of Directors of the Corporation shall consist of at least one director, with the exact number to be fixed from time to time in the manner provided in the Corporation's bylaws.

                                  ARTICLE VII

         This Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by any law in existence either now or hereafter.